EXHIBIT 99.01

Contact:	Paul Lowden Archon Corporation
Telephone Number:	702/732-9120; ext. 230

Archon Corporation Announces

Appointment of John M. Garner as Chief Financial Officer

Las Vegas, Nevada – February 9, 2004 (OTC Bulletin Board: ARHNE.OB). Archon Corporation (“Archon”) announced today that John M. Garner has been appointed as Archon’s new Chief Financial Officer, Secretary and Treasurer, effective February 9, 2004. Mr. Garner replaces Archon’s former Senior Vice President, Chief Financial Officer, Secretary, Treasurer and Director, Charles Sandefur.

Prior to joining Archon, Mr. Garner, a Certified Public Accountant, served as Chief Financial Officer and Treasurer of Mikohn Gaming Corporation from August 2002 to January 2004 and Director of Finance from July 2001 to August 2002; served as Chief Financial Officer and Treasurer of Paul-Son Gaming Corporation from July 1998 to July 2001 and served as Corporate Controller-Vice President of Finance of Alliance Gaming Corporation/Bally Gaming, Inc. from 1989 through 1998. Prior to these positions, Mr. Garner practiced public accounting with Ernst & Young and Peat Marwick Mitchell.

Paul Lowden, Chairman of the Board and Chief Executive Officer of Archon stated: “We are very pleased to welcome John Garner to our company as our new Chief Financial Officer, Secretary and Treasurer. We wish Mr. Sandefur well in his new endeavors.”

Archon operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada, owns real property in Las Vegas, Nevada for possible future development and two investment properties in other states.

This press release contains certain “forward looking” information as that term is defined within the meaning of Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company is subject to factors affecting future statements that involve risks and uncertainties, including, but not limited to general and industry economic conditions, Laughlin tourism conditions, results of operations, dispositions and acquisitions, and national and international factors affecting tourism and gaming. For a summary of certain “forward looking” factors that affect the Company, see the Company’s filings made with the United States Securities and Exchange Commission.